[AT&T Logo Omitted]




News Release
--------------------------------------------------------------------------------

FOR RELEASE TUESDAY, JULY 23, 2002

        AT&T Earns 7 Cents Per Diluted Share from Continuing Operations, Excluding Other Expense/Income and 2002 Goodwill and Franchise Impairment
                                     Charges

                        Reported Revenue is $12.1 Billion

  Non-Cash Charges Result in Reported Second-Quarter Loss of $3.49 Per Diluted
                       Share, or $12.7 Billion After Tax

NEW YORK - AT&T (NYSE: T) today announced second-quarter earnings of $0.07 per diluted share from continuing operations, excluding other expense/income and 2002 goodwill and franchise impairment charges. In the same quarter last year, AT&T earned $0.04 on the same basis.

As previously reported, on January 1, 2002 AT&T adopted Statement of Financial Accounting Standards No. 142, which eliminated amortization of goodwill and franchise costs. Based on the requirements of this standard and current market values in the cable industry, AT&T has reassessed the carrying value of its broadband cable segment. Therefore, on a reported basis, AT&T recorded non-cash asset impairment charges of $13.1 billion, after tax. As a result, AT&T's second quarter 2002 loss from continuing operations, in accordance with generally accepted accounting principles, totaled $12.7 billion, or $3.49 per diluted share. In the year-ago quarter, AT&T reported a loss of $0.10 per diluted share from continuing operations. However, the company noted that the amortization of goodwill and franchise costs reduced the second quarter of 2001 reported earnings by $0.12 per diluted share. AT&T's total reported loss for the second quarter of 2001 was $0.05 per diluted share, which included earnings of $0.05 per diluted share from discontinued operations.

Revenue for the quarter was $12.1 billion, a decline of 6.2 percent compared to the year-ago quarter on a pro forma basis, primarily due to continued declines in long distance voice services. The quarter's declining revenue was partially offset by growth at AT&T Broadband, primarily in telephony, high-speed data and digital video, and growth areas of AT&T Business, primarily data/Internet protocol (IP)/managed services. On a reported basis, revenue declined 8.7 percent from the year-ago quarter.

"Given ongoing weakness in the economy and instability among some players in the telecommunications industry, I'm pleased with our second quarter results. We continue to execute with purpose and integrity," said AT&T Chairman and CEO C. Michael Armstrong.

"AT&T Business is encouraged by signs of a 'flight to quality' as customers value AT&T's financial and technological strength. AT&T Consumer continues to generate strong EBIT margins for long distance, and is now providing local service in six states. And AT&T Broadband remains focused on upgrading its network and improving customer care while growing its base of telephony, high-speed data and digital video customers," Armstrong said.

AT&T BUSINESS UNIT HIGHLIGHTS

AT&T Business reported EBIT, excluding other expense/income, of $879 million. The unit's EBIT margin, on the same basis, was 13.0 percent, compared with 16.8 percent in the year-ago quarter. This decline reflects the impact of pricing pressures and the transition from higher margin long distance services to lower margin growth services. The unit's second-quarter revenue was $6.74 billion, a decline of 3.8 percent from the year-ago quarter. The unit's revenue reflects a continuing decline in long distance voice services, partly offset by growth in data/IP/managed services.

Data/IP/managed services revenue grew about 7 percent year-over-year. Excluding low-speed private line services, data/IP/managed services growth was approximately 9 percent. Approximately 1 percent of total data/IP/managed services 2002 revenue is attributable to customer premises equipment sales, which are a key part of the customer bundle.

Packet services revenue, which includes frame relay,  asynchronous transfer mode
(ATM) and IP, grew about 18 percent year-over-year, and revenue for total IP services grew about 26 percent. Managed services, which includes IP, managed network services, e-infrastructure, and high availability and security services, grew about 20 percent year over year.

Long distance voice revenue declined approximately 12 percent from the year-ago quarter. Overall calling volumes continue to be roughly flat, with continued outbound call volume growth offset by inbound volume declines driven mainly by key telecommunications-intensive industry sectors such as travel, retail and financial services.

Local voice revenue grew approximately 6 percent year-over-year. More than 200,000 access lines were added in the quarter, bringing the total to approximately 3.3 million.

AT&T Consumer reported EBIT, excluding other expense/income, of $787 million. Its EBIT margin, on the same basis, was 27.0 percent, compared with 32.6 percent in the year-ago quarter. The unit had revenue of $2.91 billion, a decline of
21.8 percent from the year-ago quarter, due to the continued impact of wireless and Internet substitution, the ongoing effect of competition and customer migration to lower-priced products and calling plans.

AT&T Consumer is pursuing targeted growth opportunities to use a combined long distance and local service package as the lead initiative in efforts to eventually arrest its declining revenue. During the quarter, AT&T Consumer entered the local service market in Ohio and Illinois using the unbundled network elements platform (UNE-P). By the end of the quarter, AT&T Consumer offered local service in six states and served approximately 1.5 million customers, an increase of more than 15 percent from the first quarter of 2002. The majority of this growth came from Michigan, where AT&T began offering local service in mid-February and has gained a 6 percent market share in five months.

AT&T Broadband's EBITDA, excluding other expense/income and 2002 goodwill and franchise impairment charges, was $541 million for the quarter. EBITDA margin, on the same basis, was 21.5 percent. Excluding the impact of Comcast merger-related costs, AT&T Broadband's second quarter 2002 EBITDA margin, excluding other expense/income and 2002 goodwill and franchise impairment charges, was 25.4 percent compared with 17.5 percent in the year-ago quarter, on a pro forma basis. This increase was primarily due to revenue growth, cost control measures and a $100 million prior-year restructuring charge, on a pro forma basis, which adjusts for significant cable dispositions and acquisitions that closed in 2001. The unit's revenue was $2.53 billion, an increase of 9.8 percent. The increase was primarily from advanced services, a basic video rate increase that took effect January 1, 2002 and pay-per-view revenue, partially offset by a loss of basic video subscribers. On a reported basis, revenue decreased 1.5 percent from the year-ago quarter.

During the quarter, AT&T Broadband added nearly 444,000 revenue generating units
(RGUs), which includes digital video, high-speed data and cable telephony customers. The number of basic video subscribers declined by approximately 125,000, primarily due to competition, seasonal service disconnects by customers, and increased apartment vacancies in certain markets.

Corporate and Other includes corporate staff functions and eliminations. EBIT, excluding other expense/income, increased $124 million versus the prior year quarter due primarily to lower expenses associated with AT&T's restructuring and the deconsolidation of Excite@Home, partially offset by a lower pension credit. Corporate and Other revenue increased $57 million versus the prior year quarter, adjusted for the deconsolidation of Excite@Home. The increase was primarily driven by lower internal revenue eliminations as a result of the split-off AT&T Wireless, partially offset by increased internal sales from AT&T Business to AT&T Broadband.

OUTLOOK

AT&T Business

AT&T Business expects to be at the favorable end of its previously stated outlook ranges. The unit expects a full-year revenue decline in the 4.5 to 5 percent range and a full-year 2002 EBIT margin decline, excluding other expense/income, in the 2 to 3 percentage point range, from the full-year 2001 EBIT margin of 13.3 percent. This modest improvement in outlook is based on strong second quarter performance and "flight to quality" gains the unit is experiencing.

The company continues to expect full-year 2002 capital expenditures for the core communications services business of AT&T (primarily AT&T Business and AT&T Consumer) to be in the range of $3.8-$4.2 billion.

AT&T Consumer

During the second quarter, AT&T Consumer experienced some stabilization in the rate of wireless and Internet substitution. Based on this trend, AT&T Consumer now believes its EBIT margin, excluding other expense/income, will decline at a high single-digit percentage rate in 2002 compared to the full-year 2001 margin, versus the previously anticipated low double-digit percentage point decline. In addition, the unit expects a slight improvement in the full-year revenue decline rate, with a decline at the favorable end of the previously stated mid-20 percent range.

AT&T Broadband

AT&T Broadband reiterates its full-year outlook. The unit continues to anticipate full-year revenue growth in the low double-digits, with a slightly lower level of revenue growth in the third quarter compared with the second quarter; EBITDA, excluding other expense/income, Comcast merger-related costs, and goodwill and franchise impairment charges of $2.4 to $2.5 billion; and RGU growth similar to 2001. The unit also expects a lower loss of basic video subscribers in the third quarter versus the second quarter.

AT&T Group

On an overall company basis, AT&T said it anticipates a slight increase in the third quarter rate of revenue decline from the second quarter's 6.2 percent decline, on a pro forma basis. The company expects third quarter EPS, excluding other expense/income, to be in the range of $0.03 to $0.06.

DEFINITIONS:

AT&T Group does not include the results of Liberty Media Group, which was tracked as a separate class of stock through August 10, 2001, the split-off date.

EBIT refers to earnings before interest, taxes, extraordinary item, cumulative effect of accounting changes, dividend requirements on preferred stock, premium on exchange of AT&T Wireless tracking stock and discontinued operations. EBIT, excluding other expense/income, refers to EBIT, excluding other expense/income, and pretax net losses/earnings related to equity investments.

EBITDA refers to EBIT, excluding depreciation and amortization, and pretax minority interest other than Excite@Home's minority interest.

EBITDA, excluding other expense/income, refers to EBITDA, excluding other expense/income, and pretax net losses/earnings related to equity investments.

EBIT margin refers to EBIT as a percentage of reported revenue.

EBITDA margin refers to EBITDA as a percentage of reported revenue.

EPS from continuing operations, excluding other expense/income, refers to earnings per share, excluding other expense/income, net losses/earnings related to equity investments, extraordinary item, cumulative effect of accounting changes, dividend requirements on preferred stock, premium on exchange of AT&T Wireless tracking stock and discontinued operations.

Pro forma revenue: Second-quarter 2001 revenue is adjusted for significant cable acquisitions and dispositions closed in 2001 and the deconsolidation of Excite@Home, as applicable, as if these events occurred on January 1, 2001.


2nd Quarter at a Glance                                                  2nd Quarter Highlights

                                                                         EPS from continuing operations,
                                                                         excluding other expense/income and 2002
                                                                         goodwill and franchise impairment
                                                                         charges                                        $0.07
AT&T revenue                           $12.10B          (6.2%)*          Reported loss per share from continuing
                                                                         operations                                     ($3.49)
AT&T Business revenue                  $6.74B            (3.8%)          Reported loss per share                        ($3.49)
AT&T Consumer revenue                  $2.91B           (21.8%)          Total Assets                                   $137.9B
AT&T Broadband revenue                 $2.53B            9.8%*           Debt, net of cash and monetizations            $30.7B
EBITDA, excluding other
expense/income and 2002 goodwill and   $3.36B           (13.5%)
franchise impairment charges
Reported EBITDA                        ($15.12B)         NMF**
EBIT, excluding other expense/income
and 2002 goodwill and franchise        $1.33B           (12.9%)
impairment charges
Reported EBIT                          ($17.14B)         NMF**
Capital expenditures                   $1.93B           (20.9%)

*Increase (decrease) is calculated on a pro forma basis by adjusting second quarter 2001 revenue for significant cable acquisitions and dispositions closed in 2001 and the deconsolidation of Excite@Home, as applicable, as if these events occurred on January 1, 2001.
**Not a meaningful comparison.

                                   AT&T Group
                  Combined Statements of Operations (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        For the Three Months     For the Six Months
                                                                                           Ended June 30,           Ended June 30,
Dollars in Millions   (except per share amounts)                                            2002        2001       2002        2001
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                                                                 $ 12,104    $ 13,265   $ 24,088    $ 26,738

Operating Expenses
    Costs of services and products                                                         3,339       3,410      6,629       6,982
    Access and other connection                                                            2,763       3,105      5,571       6,256
    Selling, general and administrative                                                    2,644       2,749      5,190       5,465
    Depreciation and amortization                                                          1,959       2,350      3,854       4,762
    Net restructuring and other charges                                                        -         287         56       1,095
    Goodwill and franchise impairment charges                                             16,479           -     16,479           -
                                                                                        --------    --------   --------    --------
Total operating expenses                                                                  27,184      11,901     37,779      24,560
                                                                                        --------    --------   --------    --------
Operating (loss) income                                                                  (15,080)      1,364    (13,691)      2,178
Other (expense), net                                                                        (829)       (308)      (991)     (1,091)
Interest (expense)                                                                          (716)       (761)    (1,483)     (1,640)
                                                                                        --------    --------   --------    --------
(Loss) income from continuing operations before income taxes, minority interest and dividends on subsidiary preferred stock and net (losses) related to equity
    investments                                                                          (16,625)        295    (16,165)       (553)
Benefit for income taxes                                                                   4,631         436      4,365         218
Minority interest and dividends on subsidiary preferred stock                                (31)        198        (88)        838
Net (losses) related to equity investments                                                  (724)       (980)    (1,021)     (1,037)
                                                                                        --------    --------   --------    --------
(Loss) from continuing operations                                                        (12,749)        (51)   (12,909)       (534)
Income from discontinued operations-net of tax                                                 -         218          -         150
                                                                                        --------    --------   --------    --------
(Loss) income before extraordinary gain and cumulative effect of accounting changes      (12,749)        167    (12,909)       (384)
Extraordinary gain- net of tax                                                                 7           -         48           -
Cumulative effect of accounting changes- net of tax                                            -           -       (856)        359
                                                                                        --------    --------   --------    --------
Net (loss) income of AT&T Group                                                          (12,742)        167    (13,717)        (25)
Dividend requirements of preferred stock, net                                                  -         236          -         417
Premium on exchange of AT&T Wireless tracking stock                                            -          80          -          80
                                                                                        --------    --------   --------    --------
(Loss) attributable to common shareowners                                              $ (12,742)     $ (149) $ (13,717)     $ (522)

AT&T Common Stock Group:
(Loss)                                                                                 $ (12,742)     $ (191) $ (13,717)     $ (557)
Weighted-average shares (millions)                                                         3,649       3,694      3,598       3,749
Weighted-average shares and potential common shares (millions)*                            3,649       3,694      3,598       3,749
(Loss) from continuing operations per basic and diluted share                          $   (3.49)     $(0.10) $   (3.59)     $(0.28)
Earnings from discontinued operations per basic and diluted share                              -        0.05          -        0.03
Extraordinary gain per basic and diluted share                                                 -           -       0.01           -
(Loss) earnings from cumulative effect of accounting change per basic and diluted
    share                                                                                      -           -      (0.23)       0.10
                                                                                        --------    --------   --------    --------
(Loss) per basic and diluted share                                                       $ (3.49)    $ (0.05)   $ (3.81)    $ (0.15)

Dividends declared per share                                                             $0.0375     $0.0375    $0.0375     $0.0375

AT&T Wireless Group:
Earnings                                                                                   $   -       $  42      $   -      $   35
Weighted-average shares (millions)                                                             -         513          -         438
Weighted-average shares and potential common shares (millions)*                                -         513          -         438
Earnings per basic and diluted share                                                       $   -      $ 0.08      $   -     $  0.08

*Weighted-average shares assumes dilution from the potential conversion of debt and equity securities and the potential exercise of outstanding stock options and other performance awards, unless they are anti-dilutive to earnings (loss) per diluted share.

Earnings Per Share Reconciliation

The following table reconciles the reported (loss) from continuing operations per diluted share to earnings from continuing operations excluding other (expense) income and 2002 goodwill and franchise impairment charges per diluted share:

                                            For the three months ended June 30,
                                               2002                   2001

Reported (loss) from continuing operations
per diluted share                            ($3.49)                ($0.10)
    Less reconciling items:
        Other (expense), net                  (0.14)                  0.14
        Net (losses) related to equity
          investments                         (0.20)                 (0.26)
        Goodwill and franchise impairment
          charges                             (3.22)                    --
        Premium on exchange of AT&T Wireless
          tracking stock                         --                  (0.02)
                                             ------                 ------
Earnings per diluted share from continuing
operations excluding other (expense) income
and 2002 goodwill and franchise impairment
charges                                       $0.07                  $0.04
                                             ------                 ------

                                   AT&T Group
                       Combined Balance Sheets (Unaudited)
---------------------------------------------------------------------------------------------------------------
                                                                                        June 30,   December 31,
Dollars in Millions                                                                        2002           2001
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                             $   5,606     $   10,592
Accounts receivable, less allowances of $832 and $827                                     7,191          7,736
Other receivables                                                                           374          1,645
Investments                                                                                 414            668
Deferred income taxes                                                                     1,937          1,230
Other current assets                                                                        978            657
                                                                                     ----------     ----------
   Total Current Assets                                                                  16,500         22,528

Property, plant and equipment, net of accumulated depreciation of $35,165
  and $32,046                                                                            41,460         41,322
Goodwill, net of accumulated amortization of $1,307 in 2001                              20,526         24,675
Franchise costs, net of accumulated amortization of $2,501 in 2001                       29,083         42,819
Other purchased intangible assets, net of accumulated amortization of $782
  and $647                                                                                2,064          2,222
Investments and related advances                                                         18,676         23,818
Prepaid pension costs                                                                     3,466          3,337
Other assets                                                                              6,076          4,561
                                                                                     ----------     ----------
TOTAL ASSETS                                                                         $  137,851     $  165,282
                                                                                     ----------     ----------
LIABILITIES
Accounts payable                                                                      $   4,330     $    4,744
Payroll and benefit-related liabilities                                                   1,551          2,084
Debt maturing within one year                                                             5,889         12,958
AT&T Canada obligation                                                                    3,664              -
Other current liabilities                                                                 4,647          5,641
                                                                                     ----------     ----------
   Total Current Liabilities                                                             20,081         25,427

Long-term debt                                                                           37,271         40,527
Long-term benefit-related liabilities                                                     3,632          3,594
Deferred income taxes                                                                    23,911         28,160
Other long-term liabilities and deferred credits                                          3,991          7,614
                                                                                     ----------     ----------
   Total Liabilities                                                                     88,886        105,322
                                                                                     ----------     ----------
Minority interest                                                                         1,397          3,560

Company-Obligated Convertible Quarterly Income Preferred Securities of
  Subsidiary Trust Holding Solely Subordinated Debt Securities of AT&T                    4,725          4,720

SHAREOWNERS' EQUITY
AT&T Common Stock, $1 par value, authorized 6,000,000,000 shares; issued and outstanding 3,845,223,065 shares (net of 858,521,242 treasury shares) at June
30, 2002, and 3,542,405,744 shares (net of 851,746,431 treasury shares) at
December 31, 2001                                                                         3,845          3,542

Additional paid-in capital                                                               53,613         49,265
Accumulated (deficit)                                                                   (14,501)          (785)
Accumulated other comprehensive (loss)                                                     (114)          (342)
                                                                                     ----------     ----------
   Total Shareowners' Equity                                                             42,843         51,680
                                                                                     ----------     ----------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                                            $  137,851     $  165,282
                                                                                     ----------     ----------

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These factors include the rate of decline of traditional long distance voice services, technology change and substitution, the actions of competitors in all segments in setting prices, conditions of excess capacity, and rates of implementation of regulatory changes that favor competitors and promote remonopolization.

For a more detailed description of the factors that could cause actual results to differ from forecast, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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